Exhibit 10.11

Professional Services Agreement

Integral Technologies, Inc. (the "Company") located at 2605 Eastside Park Rd., Suite 1, Evansville, Indiana 47715 has engaged the services of Ascentaur, LLC ("Consultant") with offices located 149 Schweitzer Lane, Bardonia, New York 10954 to provide consulting services described on Schedule 1 attached hereto (the "Services"). This letter agreement (“Agreement”) sets forth the terms on which Consultant will provide the Services to the Company. The list of Services set forth on Schedule 1 may be amended in writing by mutual agreement of the parties from time to time.

1.

The Company shall provide Consultant with full access to all Company records, including information concerning the business, assets, operations and financial condition of the Company. In addition, Consultant shall have full access to all personnel within the Company as well as the Company's outside professional advisors, including its outside auditors and attorneys. The Company agrees that Consultant will be authorized to make appropriate use of all such information in connection with the performance of the Services, provided, however, that such information shall be kept confidential (consistent with the Nondisclosure Agreement previously executed on July 24, 2020) to the extent that it contains material, non-public information, the disclosure of which may be subject to applicable securities laws.

2.

The Company shall promptly disclose to Consultant any information relating to any known misstatement of material fact contained in any information provided to Consultant concerning the business, assets, operations and financial condition of the Company or any fraud or alleged fraud, whether or not material, that involves management or other personnel that are responsible for the preparation of the Company's financial statements.

3.	The relationship of Consultant to the Company shall at all times be that of an independent contractor.

4.

Consultant shall be subject solely to the control of the Board of Directors of the Company or its assignees. Except for such control, Consultant shall not be subject to the control of any other person or persons.

5.	Consultant shall be compensated for the Services based on the attached Schedule I.

6.

The Company agrees to indemnify and hold harmless Consultant and each of its equity holders, managers, directors, officers, employees, and agents (each, "Consultant Indemnified Person") from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, "Losses"), and to reimburse each Consultant Indemnified Person for all such Losses as they may be incurred (including all legal fees and other expenses incurred in connection with investigating, preparing, pursuing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any Consultant Indemnified Person is a named party), arising out of or related to the Services rendered or to be rendered by any Consultant Indemnified Person in connection with this engagement, any regulations promulgated under such laws; provided that the Company will not be responsible for any Losses of any Consultant Indemnified Person to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted primarily from actions taken or omitted to be taken by such Consultant Indemnified Person due to his bad faith or willful misconduct.

7.

The engagement of the Consultant shall be for a term commencing on February 16, 2021 and continuing through June 30, 2022 (17 months). Notwithstanding the foregoing, the parties can extend this Agreement by mutual consent on a month-to-month basis. Otherwise, this Agreement may be terminated, at any time, upon five days notice pursuant to the Section 12 below. The obligations of the Company of this Agreement shall survive the completion or termination of this engagement regardless of the manner of such completion or termination and shall be binding upon the Company's successors and assigns.

8.	Representations and Warranties of Company.

The Company represents and warrants that upon execution of this Agreement, it has the financial resources to fulfill its obligations under this Agreement, at least as it pertains to the payment of Consulting Fee and Expenses during the Term of the Agreement.

9.	Representations and Warranties of Consultant.

Consultant represents and warrants that (a) Consultant is under no restriction which would prevent the Consultant from performing his duties hereunder; (b) Consultant has no physical or mental disability that would hinder his performance of duties under this Agreement; (c) Consultant does presently provide similar services to other companies however such engagements shall not inhibit Consultant’s ability to provide the Services to the Company; and (d) Sebastian Giordano is the 100% owner of Ascentaur, LLC.

10.	Survival.

The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Consultant’s termination of Agreement, irrespective of any investigation made by or on behalf of any party.

11.	Modification.

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

12.	Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be by certified mail, return receipt requested, or delivered against receipt to the party to whom it is given at the address of such party set forth in the preamble to this Agreement. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice of changing a party’s address which shall be deemed given at the time of receipt thereof.

13.	Waiver.

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

14.	Binding Effect. Assignment.

Consultant’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrances or the claims of Consultant’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Consultant, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. In the case of a change of control event, the Company may elect to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity.

15.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any disputes which arise under this contract, even after the termination of this contract, will be heard only in the state or federal courts located in the State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the State of New York. Parties waive the right to a jury trial.

16.	Headings.

The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Accepted and Agreed to this 8th day of September 2020.

Integral Technologies, Inc.		Ascentaur, LLC

By:		By:
	Doug Bathauer		Sebastian Giordano
	Chief Executive Officer		Chief Executive Officer

SCHEDULE 1

Services to be provided by Ascentaur to the Company:

Provide the services as a restructuring consultant to include any other advisory capacities as directed by the Board of Directors including, but not limited to:

1.	Undertaken a complete evaluation of the Company’s current financial and operational situation;
2.

Creating a plan that demonstrates short, mid and long-term viability supported by believable assumptions about the future in order to secure financing necessary to restructure the Company’s debts, position the Company’s business/assets for sale and/or grow the business;

3.	Leading restructuring and settlement discussions and arrangements with lenders;
4.	Assisting and/or negotiating directly with trade creditors to assure continued support;
5.	Assisting management in identifying revenue, monetization, profit and cash improvement strategies;
6.	Identifying solutions and assisting management in working out arrangements with unsecured creditors;
7.	Overseeing the timely completion of past due SEC reporting; and
8.	Working with outside counsel with strategies for securing increase in authorization shares of the Company’s common stock.

Consultant will provide the Board of Directors with ongoing weekly written updates, assessments, recommendations, action and progress throughout this process.

Consulting Fees:

The Company will pay at execution of this Agreement a retainer of $10,000 per month of the Services, payable on the first day of each month, as well as reasonable and customary business expenses in connection with the services provided under this Agreement payable immediately upon the submission of expense report and supporting documentation. Presuming the Agreement continues to June 30, 2022, then the Parties agree that the total amount of consulting fees due will be $170,000.

Commencement of this Agreement and all payments due under this Agreement are contingent upon the Company obtaining financing of approximately $100,000.

Wire Instructions: